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                                                                     Exhibit 5.1




                                January 28, 1998




Global TeleSystems Group, Inc.
1751 Pinnacle Drive
North Tower - 12th Floor
McLean, VA  22102


                         Global TeleSystems Group, Inc.

Ladies and Gentlemen:

                 We have acted as counsel to Global TeleSystems Group, Inc., a Delaware corporation (the "Company"), in connection with the preparation and filing by the Company with the Securities and Exchange Commission under the Securities Act of 1933, as amended, of a Registration Statement on Form S-1 (Registration No. 333-43155), as it has been and may be amended (the "Registration Statement"), including the prospectus included therein at the time the Registration Statement is declared effective relating to the proposed public offering of $100,000,000 aggregate principal amount of the Company's Senior Notes due 2005 (the "Notes"), pursuant to a Purchase Agreement (the "Purchase Agreement") between the Underwriters named in the Purchase Agreement (the "Underwriters") and the Company (the form of which shall be filed as an exhibit to the Registration Statement). The Notes will be issued pursuant to the terms of an Indenture (the "Indenture") between the Company and The Bank of New York, as trustee (the "Trustee").

                 In this capacity, we have examined the Registration Statement, the form of the Purchase Agreement, the form of the Indenture and originals, or copies identified to our satisfaction, of such corporate records of the Company, certificates and statements of public officials, officers of the Company and others and such other documents, agreements and instruments as we have deemed necessary as a basis for the opinions hereinafter expressed. In our examinations, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals and the conformity with the originals of all documents submitted to us as copies.
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                 For purposes of this opinion, we have assumed that the
Indenture will be valid and binding on the Trustee and enforceable against the Trustee in accordance with its terms.

                 Our opinions expressed below are limited to the law of the State of New York, the General Corporation Law of the State of Delaware and the Federal law of the United States, and we do not express any opinion herein concerning any other law.

                 Based on the foregoing, and having regard for such legal considerations as we deem relevant, we are of the opinion that when the issuance of the Notes has been duly authorized by the Company, when the Purchase Agreement and the Indenture have been duly authorized, executed and delivered by the parties thereto and when the Notes have been duly executed by the Company and authenticated by the Trustee, and issued and sold to the Underwriters by the Company pursuant to the Purchase Agreement, the Notes will be duly issued and delivered by the Company and will constitute valid and binding obligations of the Company entitled to the benefits of the Indenture and will be enforceable against the Company in accordance with their terms, except as enforcement thereof may be limited by bankruptcy, insolvency (including, without limitation, all laws relating to fraudulent transfers), reorganization, moratorium or similar laws affecting enforcement of creditors' rights generally and except as enforcement thereof is subject to general principles of equity (regardless of whether enforcement is considered in a proceeding in equity or at law).

                 We hereby consent to the filing of this opinion as an exhibit to the Registration Statement.

                                                     Very truly yours,




                                                     Shearman & Sterling